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                                                                  EXHIBIT 4(a)

                             AMENDED AND RESTATED CHARTER
                                          OF
                                   PROFFITT'S, INC.


                                      ARTICLE I
                                         Name

    The name of the Corporation is PROFFITT'S, INC.

                                      ARTICLE II
                                       Duration

    The duration of the Corporation is perpetual.

                                     ARTICLE III
                                       Address

    The address of the principal office of the Corporation is 3455 Highway 80 West, Jackson, Mississippi 39209.

                                      ARTICLE IV
                                      For Profit

    The corporation is for profit.

                                      ARTICLE V
                                       Purpose

    The purpose or purposes for which the Corporation are organized are:

         (a) To purchase, rent, lease, construct or otherwise acquire adequate facilities and to operate therein general department stores and related services enterprises.

         (b) To enter into partnerships and/or joint ventures with individuals, partnerships and/or corporations for the purpose of transacting and carrying out the business which the Corporation is authorized to conduct.

         (c) To borrow or raise money for any of the purposes of the Corporation and to issue, make, and/or draw notes, drafts, warrants, bonds, debentures and/or other negotiable or non-negotiable instruments and to secure the payment thereof by mortgage, pledge, conveyance, deed of trust and/or other instrument upon any property of the Corporation.


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         (d)  To perform such other acts and things as may be necessary and/or incident to any of the purposes aforesaid.

         (e) To engage in any other lawful business permitted under the Tennessee General Corporation Act.

                                      ARTICLE VI
                                        Shares

    The maximum number of shares of all classes of stock which the Corporation shall have the authority to issue is 110,000,000 shares consisting of (a) 10,000,000 shares of Series Preferred Stock, with a par value of $1.00 per share (herein called the "Series Preferred Stock"), and (b) 100,000,000 shares of Common Stock, with a par value of $.10 per share (herein called the "Common Stock").

    The following is a statement of the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect to each class of stock of the Corporation.

    Section 1.     Series Preferred Stock.

         1A. Conditions of Issuance. Series Preferred Stock may be issued from time to time and in such amounts and for such consideration as may be determined by the Board of Directors of the Corporation ("Board"). The designation and relative rights and preferences of each series, except to the extent such designations and relative rights and preferences may be required by Tennessee law or this Charter, shall be such as are fixed by the Board and stated in a resolution or resolutions adopted by the Board authorizing such series (herein called the "Series Resolution"). A Series Resolution authorizing any series shall fix:

              (i) The designation of the series which may be by distinguishing number, letter or title;

              (ii) The number of shares of such series;

              (iii) The dividend rate or rates of such shares, the date at which dividends, if declared, shall be payable, and whether or not such dividends are to be cumulative, in which case such Series Resolution shall state the date or dates from which dividends shall be cumulative;

              (iv) The amounts payable on shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up;

              (v) The redemption rights and price or prices, if any, for the shares of such series;

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              (vi) The terms and amount of any sinking fund or analogous fund providing for the purchase or redemption of the shares of such series, if any;

              (vii) The voting rights, if any, granted to the holders of the shares of such series in addition to those required by Tennessee law or this Charter;

              (viii) Whether the shares of such series shall be convertible into shares of the Corporation's Common Stock or any other class of the Corporation's capital stock, and if convertible, the conversion price or prices, any adjustment thereof and any other terms and conditions upon which such conversion shall be made; and

              (ix) Any other rights, preferences, restrictions or conditions relative to the shares of such series as may be permitted by Tennessee law or this Charter.

         1B. Restrictions. In no event, so long as any Series Preferred Stock shall remain outstanding, shall any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, the Common Stock, other than a dividend or distribution payable in shares of such Common Stock, nor (without the written consent of such number of the holders of the outstanding Series Preferred Stock as shall have been specified in the Series Resolution authorizing the issuance of such outstanding Series Preferred Stock) shall any shares of Common Stock be purchased or redeemed by the Corporation, nor shall any monies be paid to or made available for a sinking fund for the purchase or redemption of any Common Stock, unless in each instance full dividends on all outstanding shares of the Series Preferred Stock for all past dividend periods shall have been paid and the full dividend on all outstanding shares of the Series Preferred Stock for the current dividend period shall have been paid or declared and sufficient funds for the payment thereof set apart and any arrears in the mandatory redemption of the Series Preferred Stock shall have been made good.

         1C. Priority. Series Preferred Stock, with respect to both dividends and distribution of assets on liquidation, dissolution or winding up, shall rank prior to the Common Stock.

         1D. Voting Rights. Holders of Series Preferred Stock shall have no right to vote for the election of directors of the Corporation or on any other matter unless a vote of such class is required by Tennessee law, this Charter or a Series Resolution.

         1E. Filing of Amendments. The Board shall adopt amendments to this Charter fixing, with respect to each series of Series Preferred Stock, the matters described in Paragraph 1A of this Section 1.

         1F. Series C Junior Preferred Stock. A series of authorized preferred stock is hereby established having a par value of $1.00 per share, which series shall be designated as "Series C Junior Preferred Stock" (the "Series C Junior Preferred Stock"), shall consist of

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    1,000,000 shares and shall have the following voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof as follows:

              (i)  Dividends and Distributions.

                   (a) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series C Junior Preferred Stock with respect to dividends, the holders of shares of Series C Junior Preferred Stock, in preference to the holders of Common Stock of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series C Junior Preferred Stock in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series C Junior Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series C Junior Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                   (b) The Corporation shall declare a dividend or distribution on the Series C Junior Preferred Stock as provided in paragraph (a) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent

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         Quarterly Dividend Payment Date, a dividend of $1.00 per
         share on the Series C Junior Preferred stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                   (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series C Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case, dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series C Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest.
         Dividends paid on the shares of Series C Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series C Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than sixty (60) days prior to the date fixed for the payment thereof.

              (ii) Voting Rights. The holders of shares of Series C Junior Preferred Stock shall have the following voting rights:

                   (a) Subject to the provision for adjustment hereinafter set forth, each share of Series C Junior Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series C Junior Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                   (b) Except as otherwise provided herein, in any other Articles of Amendment creating a series of Preferred Stock or any similar stock, or Bylaw, the

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         holders of shares of Series C Junior Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

                   (c) Except as set forth herein, or as otherwise provided by law, holders of Series C Junior Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

              (iii) Certain Restrictions.

                   (a) Whenever quarterly dividends or other dividends or distributions payable on the Series C Junior Preferred Stock as provided in Section 1 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Junior Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                   (1) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Junior Preferred Stock;

                   (2) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Junior Preferred Stock, except dividends paid ratably on the Series C Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                   (3) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Junior Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation and winding up) to the Series C Junior Preferred Stock; or

                   (4) redeem or purchase or otherwise acquire for consideration any shares of Series C Junior Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board)

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              to all holders of such shares upon such terms as the
              Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                   (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Corporation could, under paragraph (a) of this Section 1F(iii), purchase or otherwise acquire such shares at such time and in such manner.

              (iv) Reacquired Shares. Any shares of Series C Junior Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Charter, or in any other Articles of Amendment creating a series of Preferred Stock or any similar stock or otherwise required by law.

              (v) Liquidation Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Junior Preferred Stock unless, prior thereto, the holders of shares of Series C Junior Preferred Stock shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series C Junior Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Junior Preferred Stock except distributions made ratably on the Series C Junior Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall, at any time, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series C Junior Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying

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         such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

              (vi) Consolidation, Merger, etc.   In case the Corporation shall
         enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series C Junior Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series C Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

              (vii) No Redemption. The shares of Series C Junior Preferred Stock shall not be redeemable.

              (viii) Rank. The Series C Junior Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation's Preferred Stock.

              (ix) Amendment. The Charter of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series C Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series C Junior Preferred Stock, voting together as a single class.

    Section 2. Common Stock. All shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

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         2A.  Dividends.  When and as dividends are declared upon the Common
    Stock, whether payable in cash, in property or in shares of stock of the Corporation, the holders of the Common Stock shall be entitled to share equally, share per share, in such dividends.

         2B. Voting Rights. Except as otherwise provided by law or this Charter, the holders of Common Stock shall have equal voting rights on the basis of one vote per share.

         2C. Issuance. Shares of Common Stock may be issued from time to time as the Board shall determine and on such terms and for such consideration as may be fixed by the Board.

    Section 3. Preemptive Rights. No holder of shares of the Corporation of any class now or hereafter authorized shall, as such holder, have any preferential or preemptive right to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorizing, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation. The Board shall have the right to issue the authorized and treasury shares of the Corporation at such time and upon such terms and conditions and for such consideration as the Board shall determine.

                                     ARTICLE VII
                               Commencement of Business

    The Corporation will not commence business until consideration of an amount not less than $1,000.00 has been received for the issuance of shares.

                                     ARTICLE VIII
                                     Shareholders

    Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Notwithstanding anything in this Charter to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of Directors, voting together as a class, shall be required to alter, amend, adopt any provisions inconsistent with or repeal this Article VIII.

                                      ARTICLE IX
                                      Directors

    The number of directors and the removal of directors shall be determined as follows:

    Section 1. Number of Directors. The affairs of this Corporation shall be managed by a Board of up to fifteen (15) directors.

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    Effective as of the annual meeting of shareholders in 1997, the Board shall be divided into three classes, designated as Class I, Class II, and Class III, as nearly equal in number as possible. The initial term of office of Class I shall expire at the annual meeting of shareholders in 1998, that of Class II shall expire at the annual meeting in 1999, and that of Class III shall expire at the annual meeting in 2000, and in all cases as to each director until his or her successor shall be elected and shall qualify, or until his or her earlier resignation, removal from office, death, or incapacity.

    Subject to the foregoing, at each annual meeting of shareholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be elected and qualified. Vacancies on the Board, for any reason, and newly created directorships resulting from any increase in the authorized number of directors may be filled by a vote of the majority of the directors then in office, although less than a quorum, or by a sole remaining director.

    If the number of directors is changed, the Board shall determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided that the directors in each class shall be as nearly equal in number as possible. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

    Notwithstanding any other provisions of this Charter or the Bylaws of the Corporation (and notwithstanding that a lesser percentage may be specified by law, this Charter, or the Bylaws of the Corporation), the affirmative vote of the holders of 80% or more of the voting power of the shares of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article IX,
Section 1 of this Charter.

    Section 2. Removal of Directors. Directors may be removed by shareholders only for cause as defined in the Tennessee General Corporation Act.

                                      ARTICLE X
                                 Shareholder Approval

    The holders of shares shall have the right to approve certain business combinations as follows:

    Section 1.     Vote Required for Certain Business Combinations.

         1A. Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or this Charter, and except as otherwise expressly provided in Section 2 of this Article X:

              (i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or

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        after such merger or consolidation would be, an Affiliate
        (as hereinafter defined) of an Interested Shareholder; or

              (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate fair market value (as hereinafter defined) of $1,000,000 or more; or

              (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $1,000,000 or more; or

              (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

              (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder; or

              (vi) any agreement, contract or other arrangement providing directly or indirectly for the foregoing;

    shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

         1B. Definition of "Business Combination". The term "Business Combination" as used in this Article X shall mean any transaction which is referred to in any one or more of clauses (i) through (vi) of paragraph 1A of this Section 1.

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    Section 2.     When Higher Vote is Not Required.  The provisions of this
Article X shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Charter, if all of the conditions specified in either of the following paragraphs 2A or 2B are met:

         2A. Approval by Continuing Directors. The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).

         2B. Price and Procedure Requirements. All of the following conditions shall have been met:

              (i) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

                   (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
              fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Shareholder, whichever is higher; or

                   (b) the Fair Market Value per Share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this Article X as the "Determination Date"), whichever is higher; or

                   (c) (if applicable) the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to paragraph 2B(i)(b) above, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of Common Stock on the first day in such two-year period upon which the Interested Shareholder acquired any shares of Common Stock.

              (ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended

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         that the requirement of this paragraph 2B(ii) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Shareholder has previously acquired any shares of a particular class of Voting Stock).

              (iii) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Shareholder had previously paid for shares of such class of Voting Stock. If the Interested Shareholder had previously paid for shares of such class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

              (iv) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business
         Combination: (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefore any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure to increase such annual rate is approved by a majority of the Continuing Directors; and (c) such Interested Shareholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

              (v) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of, or in connection with, such Business Combination or otherwise.

              (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

    Section 3.     Certain Definitions.     For the purposes of this Article X:

         3A. A "person" shall mean any individual, firm, corporation or other entity.

         3B. An "Interested Shareholder" shall mean any person (other than the Corporation, any Subsidiary, RBM Acquisition Company, the sole shareholder of the Corporation, or any Shareholder of RBM Acquisition Company) who or which:

              (i) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

              (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

              (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

    For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph 3B of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph 3C of this Section 3, but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

         3C.  A person shall be a "beneficial owner" of any Voting Stock:

              (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

              (ii) which such person or any of its Affiliates or Associates has
         (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

              (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

         3D. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on June 1, 1985.

         3E. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of an Interested Shareholder set forth in paragraph 3B of this Section 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

         3F. "Continuing Director" means any member of the Board who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors who are then members of the Board.

         3G. "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

         3H. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in subparagraphs 2B(i) and (ii) of Section 2 of this Article X shall include the share of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

    Section 4. Power of Majority of Continuing Directors. A majority of the Continuing Directors of the Corporation shall have the power and duty to determine for the purposes of this Article X, on the basis of information known to them after reasonable inquiry, (1) whether a person is an Interested Shareholder, (2) the number of shares of Voting Stock beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, (4) whether a class of Voting

Stock is Institutional Voting Stock and (5) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more.

    Section 5. No Effect on Fiduciary Obligations of Interested Shareholders. Nothing contained in this Article X shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

    Section 6. Amendment, Repeal, Etc. Notwithstanding any other provisions of this Charter or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Charter or the Bylaws of the Corporation), the affirmative vote of the holders of 80% or more of the voting power of the shares of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, Article X of this Charter.


                                      ARTICLE XI
                                 Repurchase of Shares

    The holders of shares shall have the right to approve the repurchase of the Corporation's shares by the Corporation from certain Interested Shareholders as follows:

    Section 1. Vote of Shareholders Required for Certain Repurchases of Shares. The affirmative vote or consent of the holders or not less than a majority of the non-interested outstanding shares (as hereinafter defined) of stock of the Corporation entitled to vote in elections of directors (the "Voting Stock"), voting for the purposes of this Article XI as one class, shall be required to approve any direct or indirect purchase by the Corporation of any shares of stock at a purchase price known by the Corporation to be above the Fair Market Value (as hereinafter defined and as determined on the date on which any such purchase by the Corporation occurs or is to occur) of such stock from a person who is known by the Corporation to be an Interested Shareholder (as hereinafter defined), unless such purchase is made by the Corporation pursuant to:

         (a) a tender offer or exchange offer by the Corporation for some or all of the outstanding shares of such stock made on the same terms to all holders of such shares, or

         (b) an open market purchase program approved by a majority of the Continuing Directors.

    Section 2.     Certain Definitions.  For purposes of this Article XI:

         2A. "Person", "Beneficial Owner", "Affiliate", "Associate", and "Subsidiary" shall have the respective meanings ascribed to such terms in
    Section 3 of Article X above.

         2B. "Interested Shareholder" shall have the same meaning ascribed to such term in Section 3 of Article X above, except that for purposes of this
    Article XI all references therein to 10% shall be to 5%.

         2C. "Non-interested outstanding shares" are the shares of the Corporation entitled to vote in elections of directors (other than any shares beneficially owned by a person who is an Interested Shareholder) which are issued and outstanding on the record date for the determination of shareholders entitled to notice of, and to vote at, any meeting of shareholders.

         2D. "Fair Market Value" shall mean the last sale price, on the last trading day immediately preceding the date upon which the purchase of a share of the Corporation's stock by the Corporation occurs or is to occur, as such last sale price may be reported by the National Association of Securities Dealers, Inc. Automated Quotations National Market System or any system then in use, or if such stock is listed on a National Securities Exchange, the highest closing sale price on the day in question, of a share of such stock on such exchange, or if no such quotations are available, the fair market value on the day in question of a share of such stock as determined by the Board in good faith.

    Section 3. No Effect on Fiduciary Obligations of Interested Shareholders. Nothing contained in this Article XI shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

    Section 4. Determinations by the Board. The Board shall have the power and duty to determine, for purposes of this Article XI, on the basis of information known to such Board after reasonable inquiry:

         (a) the number of shares of stock of the Corporation beneficially owned by any person;

         (b)  whether a person is an Interested Shareholder;

         (c) the number of non-interested outstanding shares on the record date for any shareholders' meeting;

         (d)  whether a person is an Affiliate or Associate of another;

         (e) whether Section 1 of this Article XI is or has become applicable with respect to a proposed purchase of shares by the Corporation; and

         (f) if so, the Fair Market Value of such shares and whether the purchase price thereof is above such Fair Market Value.

    Any such determination made in good faith shall be conclusive and binding for all purposes of this Article XI. For the purposes of determining whether a person is an Interested Shareholder and determining the number of non-interested outstanding shares, the number of shares of stock of the Corporation deemed to be outstanding and entitled to vote in elections of Directors shall include shares deemed beneficially owned by such Interested Shareholder through application of clauses (i), (ii) or (iii) of paragraph 3B of Section 3 of
Article X above but shall not include any other shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

    Section 5. Amendment, Repeal, Etc. The provisions of this Article XI may not be amended, modified or repealed unless authorized and approved by the affirmative vote of the holders of not less than a majority of the non-interested outstanding shares of stock of the Corporation entitled to vote in elections of directors, voting as one class.



                                     ARTICLE XII
                                   Indemnification

    The Corporation shall have the authority and right to indemnify and hold harmless its officers, directors, employees, and agents from and against any claim, liability, loss, or expense (including attorney's fees) with respect to which such indemnification is permitted under the applicable provisions of the Tennessee General Corporation Act, the Bylaws of the Corporation, or any duly adopted resolution of the Board or shareholders; provided, however, that absent any limitation or modification set forth in the Bylaws or any resolution, this
Article XII shall require the Corporation to indemnify and hold harmless its officers, directors, employees and agents to the fullest extent permitted under the applicable provisions of the Tennessee General Corporation Act. Such right of indemnification shall not be deemed exclusive of any other rights to which such director, officer or employee may be entitled apart from this provision.

                                     ARTICLE XIII
                                        Bylaws

    The Board shall have power to make, alter, amend and repeal the Bylaws (except so far as the Bylaws adopted by the shareholders shall otherwise provide). Any Bylaws made by the directors under the powers conferred hereby may be altered, amended or repealed by the Board or by the shareholders. Notwithstanding the foregoing and anything contained in this Charter to the contrary, Article II of the Bylaws relating to action taken at annual and special meetings of shareholders, cannot be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding anything contained in this Charter to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article XIII.

                                     ARTICLE XIV
                           Special Meeting of Shareholders

    No special meeting of shareholders shall be held upon the demand of shareholders of the Corporation unless the holders of at least twenty-five percent (25%) of all the votes entitled to be cast on each issue proposed to be considered at the special meeting shall have signed, dated, and delivered to the Corporation's Secretary one or more written demands for the meeting describing the purpose of purposes for which it is to be held.

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